Exhibit (d)(3)

January 7, 2010

Intersil Corporation

1001 Murphy Ranch Road

Milpitas, CA 95035

Ladies and Gentlemen:

We understand from Deutsche Bank Securities Inc. (“Deutsche Bank”), our financial adviser, that you may be interested in pursuing a transaction with Techwell, Inc. (the “Company”) on a mutually agreeable basis. In connection with your possible interest in a transaction with the Company, we propose to furnish you with certain information related to the Company (herein referred to as the “Confidential Information”). Confidential Information includes not only written information but also information transferred orally, visually, electronically or by any other means. The fact that such information has been delivered to you, that such a transaction is under consideration by the Company, that discussions or negotiations have occurred or are occurring regarding a possible transaction involving the Company and you, and the status of any such discussions or negotiations, are considered Confidential Information for purposes of this Agreement. In consideration of our furnishing you with the Confidential Information, and as a condition to such disclosure, you agree as follows:

1.	The Confidential Information will be used by you solely for the purpose of your evaluation of the desirability of your entering into a transaction with the Company, and for no other purpose.

2.	You shall keep all Confidential Information secret and confidential and shall not, without the prior written consent of the Company, disclose it to anyone except to a limited group of your own employees, directors, officers, agents and outside advisors (“Representatives”) who are actually engaged in, and need to know such Confidential Information to perform, the evaluation referred to above, each of whom must be advised of the confidential nature of the Confidential Information and of the terms of this Agreement and must agree to abide by such terms. You shall be responsible for any breach of this Agreement by any of your Representatives.

3.	Upon any termination of your evaluation of pursuing a transaction with the Company or upon notice from the Company to you (i) you will either destroy or return to the Company the Confidential Information which is in tangible form, including any copies which you may have made, and you will destroy all abstracts, summaries thereof or references thereto in your documents, and certify to us that you have done so, and (ii) neither you nor your Representatives will use any of the Confidential Information with respect to, or in furtherance of, your business, any of their respective businesses, or in the business of anyone else, whether or not in competition with the Company, or for any other purpose whatsoever. Notwithstanding the preceding sentence, one copy of Confidential Information in tangible form that has been supplied to you may be retained by your Legal Department for the sole purpose of maintaining a record of Confidential Information that has been disclosed to you pursuant to this Agreement.

Intersil Corporation

January 7, 2010

4.	Confidential Information includes all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your evaluation of pursuing a transaction with the Company. Confidential Information does not include any information which was publicly available prior to your receipt of such information or thereafter became publicly available (other than as a result of disclosure by you or any of your Representatives). Information shall be deemed “publicly available” if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained from any source other than the Company (or its directors, officers, employees, agents or outside advisors, including, without limitation, Deutsche Bank), provided that such source is not to your knowledge prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company and did not obtain the information from an entity or person prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company.

5.	You understand that we have endeavored to include in the Confidential Information those materials which we believe to be reliable and relevant for the purpose of your evaluation, but you acknowledge that neither the Company nor Deutsche Bank nor any of their respective directors, officers, employees, agents or outside advisors makes any representation or warranty as to the accuracy or completeness of the Confidential Information and you agree that such persons shall have no liability to you or any of your Representatives resulting from any use of the Confidential Information. You understand that the Confidential Information is not being furnished for use in an offer or sale of securities of the Company and is not designed to satisfy the requirements of federal or state securities laws in connection with any offer or sale of such securities to you.

6.	In the event that you or any of your Representatives is requested in any proceeding to disclose any of the Confidential Information, you will provide the Company with prompt prior notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that the Company is unable to obtain such protective order or other appropriate remedy, you will furnish only that portion of the Confidential Information which you are advised by a written opinion of counsel is legally required, you will give the Company written notice of the information to be disclosed as far in advance as practicable, and you will exercise commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

Intersil Corporation

January 7, 2010

7.	Without the prior written consent of the Company, you will not, and will not encourage or assist others to, for a period of three years (i) propose or disclose an intent to propose any form of business combination, acquisition, restructuring, recapitalization or other similar transaction relating to the Company, (ii) acquire or offer, seek, propose or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or assets or direct or indirect rights or options to acquire any voting securities or assets of the Company, (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of any “proxy” to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company, (iv) form, join or in any way participate, directly or indirectly, in a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to any voting securities of the Company, (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) otherwise act, alone or in concert with others, directly or indirectly, to seek control of the management, board of directors, or policies of the Company, (viii) request the Company, directly or indirectly, to amend or waive any provisions of this paragraph.

8.	Each party hereto agrees that for a period of three years, it will not, directly or indirectly, solicit for employment or hire any employee of the other party hereto or any of its subsidiaries with whom it has had contact or who became known to it in connection with the evaluation of a possible transaction involving the Company; provided that the foregoing provision will not prevent either party from employing any such person who contacts it on his or her own initiative without any direct or indirect solicitation by, or encouragement (not including a general solicitation of employment not specifically directed towards employees of the Company) from, such party.

9.	Notwithstanding anything provided herein and any express or implied claim of exclusivity or proprietary rights, each party hereto hereby authorizes each other party hereto (and each of their Representatives) to disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. For purposes hereof, “tax treatment” means the purported or claimed U.S. federal income tax treatment of the transaction and “tax structure” means any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the transaction.

10.	Without impairing any other provision hereof, each party hereto will promptly advise the other party hereto of any prohibited disclosure or other breach of this Agreement.

11.	As to Paragraph 2 hereof, you understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or your Representatives, and that the Company, its agents and representatives shall be entitled to specific performance and/or injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this Agreement but shall be in addition to all other remedies available at law or in equity. Each party hereto further agree that no failure or delay by either party, its directors, officers, employees, agents or outside advisors or representatives in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

12.	Nothing in this Agreement shall impose any obligation upon you or us to consummate a transaction or to enter into any discussion or negotiations with respect thereto.

Intersil Corporation

January 7, 2010

13.	This Agreement shall be governed by the laws of the State of California.

If you are in agreement with the foregoing, please sign and return the enclosed copy of this letter which will constitute our agreement with respect to the subject matter of this letter as of the date first above written.

Very truly yours,

Techwell, Inc.

/s/ Mark Voll
Name
Chief Financial Officer
Title

AGREED AND ACCEPTED TO:

Intersil Corporation

By:	/s/ Jonathan A. Kennedy
Its:	Chief Financial Officer